Exhibit 99.6

Tvardi Therapeutics, Inc.

Tvardi Therapeutics, Inc.

Condensed Balance Sheets

(Unaudited, amounts in thousands, except share and per share amounts)

	As of March 31,	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$11,439	$31,614
Short-term investments	10,871	-
Prepaid expenses and other current assets	1,148	72
Total current assets	23,458	31,686
Property and equipment, net	76	84
Intangible assets, net	369	385
Operating lease right-of-use assets	199	216
Deferred offering costs	3,690	2,811
Other non-current assets	17	17
Total assets	$27,809	$35,199

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,686	2,186
Accrued expenses	5,206	8,078
Operating lease liabilities, current portion	106	103
Total current liabilities	6,998	10,367
Operating lease liabilities, net of current portion	174	201
Convertible Notes	35,759	30,259
Total liabilities	42,931	40,827

Commitments and contingencies (Note 14)

Redeemable convertible preferred stock (Series A, B), $0.001 par value; 29,723,540 shares authorized as of March 31, 2025 and December 31, 2024; 29,555,538 shares issued and outstanding as of March 31, 2025 and December 31, 2024; aggregate liquidation preference of $85,902 as of March 31, 2025 and December 31, 2024	85,503	85,503

Stockholders' Deficit:
Common stock, $0.001 par value; 58,251,629 shares authorized as of March 31, 2025 and December 31, 2024; 19,203,330 and 19,197,914 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	19	19
Additional paid-in capital	1,169	1,086
Accumulated other comprehensive income	2	-
Accumulated deficit	(101,815)	(92,236)
Total stockholders' deficit	(100,625)	(91,131)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$27,809	$35,199

The accompanying notes are an integral part of these condensed financial statements.

Tvardi Therapeutics, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited, amounts in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$3,111	$3,721
General and administrative	1,243	727
Total operating expenses	4,354	4,448
Loss from operations	(4,354)	(4,448)
Interest income	275	246
Other expense	(5,500)	-
Net loss	$(9,579)	$(4,202)

Net loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(0.22)
Weighted-average common shares outstanding, basic and diluted	19,203,089	19,181,898

Comprehensive loss:
Net loss	$(9,579)	$(4,202)
Unrealized gain on short-term investments	2	-
Comprehensive loss	$(9,577)	$(4,202)

The accompanying notes are an integral part of these condensed financial statements.

Tvardi Therapeutics, Inc.

Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(Unaudited, amounts in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit
Balances as of December 31, 2024	29,555,538	$85,503	19,197,914	$19	$1,086	$(92,236)	$-	$(91,131)
Exercise of stock options	-	-	5,416	-	3	-	-	3
Stock-based compensation	-	-	-	-	80	-	-	80
Unrealized gain on short-term investments	-	-	-	-	-	-	2	2
Net loss	-	-	-	-	-	(9,579)	-	(9,579)
Balances as of March 31, 2025	29,555,538	$85,503	19,203,330	$19	$1,169	$(101,815)	$2	$(100,625)

Balances as of December 31, 2023	29,555,538	$85,503	19,134,164	$19	$762	$(62,839)	$-	$(62,058)
Exercise of stock options	-	-	63,750	-	5	-	-	5
Stock-based compensation	-	-	-	-	81	-	-	81
Net loss	-	-	-	-	-	(4,202)	-	(4,202)
Balances as of March 31, 2024	29,555,538	$85,503	19,197,914	$19	$848	$(67,041)	$-	$(66,174)

The accompanying notes are an integral part of these condensed financial statements.

Tvardi Therapeutics, Inc.

Condensed Statements of Cash Flows

(Unaudited, amounts in thousands)

	For the Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(9,579)	$(4,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	24	24
Stock-based compensation expense	80	81
Change in fair value of Convertible Notes	4,942	-
Non-cash lease expense	17	14
Accretion of discounts on short-term investments	(71)	-
Interest accrued on Convertible Notes	558	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(992)	224
Accounts payable and accrued expenses	(2,644)	(257)
Operating lease liabilities	(24)	(22)
Net cash used in operating activities	(7,689)	(4,138)
Cash flows from investing activities:
Purchases of short-term investments	(16,377)	-
Maturities of short-term investments	5,494	-
Net cash used in investing activities	(10,883)	-
Cash flows from financing activities:
Proceeds from exercise of stock options	3	5
Payments of deferred offering costs	(1,606)	-
Net cash (used in) provided by financing activities	(1,603)	5
Net decrease in cash and cash equivalents	(20,175)	(4,133)
Cash and cash equivalents - beginning of period	31,614	22,919
Cash and cash equivalents - end of period	$11,439	$18,786

Non-cash investing and financing activities
Deferred offering costs included in accounts payable and accrued expenses	$781	$-

The accompanying notes are an integral part of these condensed financial statements.

Tvardi Therapeutics, Inc.

Notes to Condensed Financial Statements (Unaudited)

1.	Nature of the Business and Basis of Presentation

Tvardi Therapeutics, Inc., Tvardi or the Company, incorporated on December 20, 2017, is a Delaware corporation headquartered in Houston, Texas. The Company is a clinical-stage biopharmaceutical company focused on the development of novel, oral, small molecule therapies targeting STAT3 to treat fibrosis-driven diseases with significant unmet need. Based upon its founder’s seminal work and deep understanding of the transcription factor STAT3, the Company has designed an innovative approach to directly inhibit STAT3, a highly validated, yet historically undruggable target. Leveraging this expertise, the Company is developing a pipeline of STAT3 inhibitors with a differentiated mechanism of action and convenient oral dosing. The Company’s lead product candidate, TTI-101, is currently in Phase 2 clinical development for the treatment of fibrosis-driven diseases, with an initial focus on idiopathic pulmonary fibrosis (IPF) and hepatocellular carcinoma (HCC). Tvardi’s second product candidate, TTI-109, is also an oral, small molecule STAT3 inhibitor that is structurally related to, yet chemically distinct from, TTI-101 and is designed to enhance Tvardi’s ability to target STAT3.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, successful development of TTI-101 and TTI-109, the development of new technological innovations by competitors, dependence on key personnel, the ability to attract and retain qualified employees, protection of proprietary technology, compliance with governmental regulations and the ability to secure additional capital to fund operations and commercial success of TTI-101 and TTI-109. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be maintained, that any therapeutic products developed will obtain required regulatory approval or that any approved or consumer products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will generate significant product sales.

Additionally, the Company is subject to risks and uncertainties as a result of global business, political and macroeconomic events and conditions, including increasing financial market volatility and uncertainty, inflation, interest rate fluctuations, uncertainty with respect to the federal budget and debt ceiling and potential government shutdowns related thereto, potential instability in the global banking system, cybersecurity events, the impact of war or military conflict, including regional conflicts around the world, and public health pandemics. The extent to which business, political and macroeconomic factors, including increasing financial market volatility and uncertainty, will impact the Company’s business will depend on future developments that are highly uncertain and cannot be predicted at this time.

Merger

On December 17, 2024 the Company entered into an agreement and plan of merger and reorganization (the Merger Agreement) with Cara Therapeutics, Inc. (Cara), and CT Convergence Merger Sub, Inc., a wholly-owned subsidiary of Cara (Merger Sub), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Cara (such transaction, the Merger). As further discussed in Note 19, Subsequent Events, the Merger closed on April 15, 2025.

Liquidity and Going Concern

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As of March 31, 2025, the Company had cash and cash equivalents and short-term investments of $11.4 million and $10.9 million, respectively. Additionally, the Company consummated its Merger with Cara in April 2025, through which it received approximately $23.8 million in cash and cash equivalents (As further discussed in Note 19, Subsequent Events). Since inception, the Company has incurred net operating losses and negative cash flows from operations. During the three months ended March 31, 2025, the Company incurred a net loss of $9.6 million and used $7.7 million of cash in operating activities. As of March 31, 2025, the Company had an accumulated deficit of $101.8 million. The Company expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. Losses are expected to continue as the Company continues to invest in research and development activities. The assessment of the Company’s ability to meet its future obligations is inherently judgmental, subjective and susceptible to change. Given the inherent uncertainties in the forecast, the Company considered both quantitative and qualitative factors that are known or reasonably knowable as of the date that these condensed financial statements are issued and concluded that there are conditions present in the aggregate that raise substantial doubt about the Company’s ability to continue as a going concern.

To date, the Company has no products approved for marketing and sale and it has not yet recorded any revenue from product sales. The Company’s ability to achieve profitability is dependent on its ability to successfully develop its lead compound, conduct clinical trials, obtain regulatory approvals, and support commercialization activities for its product candidates. Any products developed will require approval of the U.S. Food and Drug Administration, or the FDA, or a foreign regulatory authority prior to commercial sale.

Since inception, the Company has relied primarily on sales of redeemable convertible preferred stock and issuance of convertible debt to fund its operations. The Company’s product candidates are still in the early stages of development, and substantial additional financing will be needed by the Company to fund its operations and ongoing research and development efforts prior to the commercialization of its product candidates.

Significant additional funding is necessary to maintain current operations and to advance the Company’s research and development activities. The Company plans to seek additional funding through equity offerings or debt financings, credit or loan facilities, and strategic alliances and licensing arrangements. The Company’s ability to access capital when and in the amount needed is not assured. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

The accompanying condensed financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

Basis of Presentation

The accompanying condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The accompanying financial statements represent the accounts of the Company. The Company does not maintain ownership in any subsidiaries and therefore does not consolidate any other entities within the presented condensed financial statements.

The condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 2025, and results of operations and cash flows for all periods presented. The interim results presented are not necessarily indicative of results that can be expected for the full year ending December 31, 2025.

2.	Summary of Significant Accounting Policies

Other than policies noted below, there have been no significant changes from the significant accounting policies and estimates disclosed in Note 2 of the “Notes to financial statements” in the Company’s audited annual financial statements as of and for the years ended December 31, 2024 and 2023, as filed as Exhibit 99.1 to Cara’s Current Report on Form 8-K, which was filed with the SEC on April 1, 2025.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses as of and during the reporting period. The Company bases estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates. Significant estimates and assumptions reflected within these financial statements include, but are not limited to, prepaid and accrued research and development expenses, including those related to contract research organizations, or CROs, contract development manufacturing organizations, or CDMOs, and other third-party vendors, and the valuation of the Company’s common stock, stock- based awards, and Convertible Notes. Changes in estimates are recorded in the period in which they become known.

Concentration of Credit Risk and of Significant Suppliers

The Company’s cash and cash equivalents represent potential concentrations of credit risk. The Company deposits its cash and cash equivalents in financial institutions in amounts that may exceed federally insured limits, has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The following table presents information about the Company’s significant suppliers:

	For the Three Months Ended March 31,		As of March 31,	As of December 31,
	2025	2024	2025	2024
	% of operating expenses		% of accounts payable
Vendor A	34%	50%	49%	43%
Vendor B	1%	3%	2%	2%
Vendor C	9%	5%	4%	8%
Vendor D	2%	-	11%	-
	46%	58%	66%	53%

The Company’s preclinical studies and clinical trials and testing could be adversely affected by a significant interruption in the supply chain from its significant suppliers.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with an original maturity of three months or less, to be cash equivalents. Cash equivalents include amounts held in money market funds in the amount of $10.7 million and $31.3 million as of March 31, 2025 and December 31, 2024, respectively.

The Company recorded interest income on its cash equivalents of $0.2 million and $0.2 million for the three months ended March 31, 2025 and 2024, respectively, on its statements on operations and comprehensive loss.

Short-term Investments

The Company invests excess cash in short-term investments with high credit ratings. These securities consist primarily of U.S. Treasury Notes that are classified as “available-for-sale.” The Company classifies any investments as short-term if the maturity date is less than or equal to one year from the balance sheet date or as long-term if the maturity date is in excess of one year from the balance sheet date.

The Company’s short-term investments are carried at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive income in stockholders’ deficit. Realized gains and losses and declines in fair value due to credit-related factors are based on the specific identification method and would be included within the non-operating section of the condensed statements of operations and comprehensive loss, as needed. The Company recorded interest income on short-term investments, inclusive of accretion of its discounts on its short-term investments, of $0.1 million during the three months ended March 31, 2025, which is classified as interest income in the condensed statements of operations and comprehensive loss. There was no interest income on short-term investments for the three months ended March 31, 2024.

At each balance sheet date, the Company assesses available-for-sale debt securities in an unrealized loss position to determine whether the unrealized loss or any potential credit losses should be recognized within the non-operating section of the condensed statement of operations and comprehensive loss. The Company evaluates whether it intends to sell, or it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. The credit-related portion of unrealized losses, and any subsequent improvements, would be recorded in the condensed statement of operations and comprehensive loss accordingly. The portion that is not credit-related is treated in accordance with other unrealized losses as a component of accumulated other comprehensive income in stockholders’ deficit. There have been no impairment or credit losses recognized during any of the periods presented.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in-capital generated as a result of the offering. The Company recorded deferred offering costs of $3.7 million and $2.8 million as of March 31, 2025 and December 31, 2024, respectively.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including unrealized gains and losses on short-term investments held as available-for-sale. For the three months ended March 31, 2025, comprehensive loss includes net loss, partially offset by a net unrealized gain on short-term investments. There was no difference between net loss and comprehensive loss for the three months ended March 31, 2024.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, or ASU 2023-07. ASU 2023-07 expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. All disclosure requirements under ASU 2023-07 are also required for public entities with a single reportable segment. The Company adopted the guidance in the fiscal year beginning January 1, 2024. There was no impact on the Company’s reportable segments identified and additional required disclosures have been included in Note 17, Segment Reporting.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires public business entities to disclose additional information in specified categories with respect to the reconciliation of the effective tax rate to the statutory rate (the rate reconciliation) for federal, state, and foreign income taxes. It also requires greater detail about individual reconciling items in the rate reconciliation to the extent the impact of those items exceeds a specified threshold (if the effect of those reconciling items is equal to or greater than 5% of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). In addition to new disclosures associated with the rate reconciliation, ASU 2023-09 requires information pertaining to taxes paid (net of refunds received) to be disaggregated for federal, state, and foreign taxes and further disaggregated for specific jurisdictions to the extent the related amounts exceed a quantitative threshold. The amendments are effective for public business entities for annual periods beginning after December 15, 2024. Early adoption is permitted. As of March 31, 2025, the Company has not yet adopted this new ASU however the Company expects no impact to its operations, cash flows, financial condition, or any related disclosures, upon adoption.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in ASU 2024-03 address investor requests for more detailed expense information and require additional disaggregated disclosures in the notes to financial statements for certain categories of expenses that are included in the statement of operations. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the provisions of this guidance and the potential impact on its financial statements and disclosures.

3.	Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values (in thousands):

	Fair Value Measurements as of
	March 31, 2025
	Level 1	Level 2	Level 3	Total
Financial assets:
Cash equivalents:
Money market funds	$10,708	$-	$-	$10,708
Short-term investments:
U.S. Treasury Notes	10,871	-	-	10,871
Total financial assets	$21,579	$-	$-	$21,579

Financial liabilities:
Convertible Notes	$-	$-	$35,759	$35,759
Total financial liabilities	$-	$-	$35,759	$35,759

	Fair Value Measurements as of
	December 31, 2024
	Level 1	Level 2	Level 3	Total
Financial assets:
Cash equivalents:
Money market funds	$31,303	$-	$-	$31,303
Total financial assets	$31,303	$-	$-	$31,303

Financial liabilities:
Convertible Notes	$-	$-	$30,259	$30,259
Total financial liabilities	$-	$-	$30,259	$30,259

There were no transfers between Levels during the periods presented.

The unrealized gain on the Company’s short-term investments for the three months ended March 31, 2025 was not material.

The following table presents the changes in the fair value of the Level 3 Convertible Notes (in thousands):

Amounts
Balance as of December 31, 2024	$30,259
Interest accrued during the three months ended March 31, 2025	558
Change in fair value of the Convertible Notes	4,942
Balance as of March 31, 2025	$35,759

Valuation of Convertible Notes

In December 2024, the Company issued and sold Convertible Notes (as defined in Note 8, Convertible Notes) in an aggregate principal amount of $28.3 million. The fair value of the Convertible Notes as of March 31, 2025 and December 31, 2024 was estimated based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. The Convertible Notes were valued using a scenario-based valuation analysis requiring a probability of inputs including the probability of occurrence of events that would trigger conversion of the Convertible Notes and the expected timing of such events.

The following table presents the assumptions, estimates, and contractual features incorporated into the valuation of the Convertible Notes as of March 31, 2025 and December 31, 2024:

	As of March 31,	As of December 31,
	2025	2024
Time to Qualified/non-Qualified financing (in years)	0.08	0.25
Time to IPO (in years)	n/a	0.25
Time to reverse merger (in years)	0.04	0.33
Time to dissolution (in years)	n/a	n/a
Interest rate (risk-free)	4.38%	4.37%
Conversion discount rate	20.00%	20.00%

In addition to the inputs in the table, the Company’s assumptions and estimates incorporated into the valuation included probabilities assigned to each of the scenarios above, including a Qualified/non-Qualified financing (as defined in Note 8, Convertible Notes), IPO, reverse merger, and dissolution. Refer to Note 8, Convertible Notes, for further details surrounding the Qualified/non-Qualified Financing, IPO, reverse merger, and other settlement scenarios.

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of March 31, 2025 and December 31, 2024 (in thousands):

	As of March 31,	As of December 31,
	2025	2024
Prepaid research and development expenses	$1,113	$18
Other prepaid expenses	35	54
Total prepaid expenses and other current assets	$1,148	$72

5.	Intangible Assets

Intangible assets consisted of the following as of March 31, 2025 and December 31, 2024 (in thousands):

	As of March 31,	As of December 31,
	2025	2024
Licensed patent rights	$826	$826
Less: accumulated amortization	(457)	(441)
Total intangible assets, net	$369	$385

As of March 31, 2025, the expected remaining amortization expense is as follows (in thousands):

Year Ended December 31,	Amount
2025 (remaining nine months)	$47
2026	63
2027	63
2028	63
2029	63
Thereafter	70
Total	$369

The Company recognized less than $0.1 million for amortization expense for each of the three months ended March 31, 2025 and 2024. Amortization expense is included in research and development expense in the condensed statements of operations and comprehensive loss.

6.	Accrued Expenses

Accrued expenses consisted of the following as of March 31, 2025 and December 31, 2024 (in thousands):

	As of March 31,	As of December 31,
	2025	2024
Accrued research and development expenses	$4,037	$5,172
Accrued employee compensation and benefits	551	1,142
Accrued professional fees	607	1,756
Other accrued expenses	11	8
Total accrued expenses	$5,206	$8,078

7.	Leases

The Company has one operating lease pertaining to 5,969 square feet of corporate office space in Sugar Land, Texas pursuant to a lease agreement that commenced April 1, 2022. As of March 31, 2025 the remaining term of lease was 2.33 years. The lease requires monthly lease payments that are subject to annual increases throughout the lease term.

The components of lease costs, which are included within general and administrative expenses in the Company’s condensed statements of operations and comprehensive loss were as follows (in thousands):

	For the Three Months Ended March 31,
	2025	2024
Lease costs:
Operating lease cost	$24	$22
Variable lease cost	22	21
Total lease costs	$46	43

Supplemental disclosure of cash flow information related to the lease were as follows (in thousands):

	For the Three Months Ended March 31,
	2025	2024
Operating cash flows from operating leases	$50	$49

The weighted-average discount rate and remaining lease term were as follows:

	For the Three Months Ended March 31,
	2025	2024
Weighted-average discount rate	9.50%	9.50%
Weighted-average remaining lease term	2.33	3.33

As of March 31, 2025, the maturities of the Company’s operating lease liabilities were as follows (in thousands):

Year Ended December 31,	Amount
2025 (remaining nine months)	$95
2026	129
2027	88
Total lease payments	312
Less: imputed interest	(32)
Present value of lease liabilities	280
Less: operating lease liabilities, current portion	$106
Operating lease liabilities, net of current portion	$174

8.	Convertible Notes

In December 2024, Tvardi entered into a note purchase agreement to issue and sell convertible notes (the Convertible Notes) in an aggregate principal amount of $28.3 million. The Convertible Notes accrued interest at 8% per annum and had a maturity date of December 31, 2026 (the Maturity Date). As of March 31, 2025, the Company has recorded $0.7 million in accrued interest.

Pursuant to the terms of the note purchase agreement, the Convertible Notes may be converted into shares of common stock or other equity securities upon (i) a Qualified Financing or non-Qualified Financing (both as defined below), (ii) an IPO, or (iii) a reverse merger, as further discussed below.

Conversion upon a Qualified Financing

In the event that the Company issued and sold shares of its equity securities to investors while the Convertible Notes remained outstanding in an equity financing with total proceeds of at least $15.0 million (a Qualified Financing), then the outstanding principal amount of the Convertible Notes and any unpaid accrued interest would have automatically converted into equity securities sold in the Qualified Financing at a conversion price equal to the lesser of (i) the price paid per share of the equity securities by the investors in the Qualified Financing multiplied by 0.8 and (ii) the quotient resulting from dividing $252.0 million by the number of outstanding shares of common stock of the Company immediately prior to the Qualified Financing.

Optional conversion upon a non-Qualified Financing

In the event that the Company consummated, while the Convertible Notes remained outstanding, an equity financing pursuant to which it sold shares of the Company’s preferred stock in a transaction that did not constitute a Qualified Financing, the noteholders holding a majority of the outstanding principal amount of the Convertible Notes would have the option to treat such equity financing as a Qualified Financing and thereby cause the Convertible Notes to convert into equity securities pursuant to the terms of the Qualified Financing.

Conversion upon on IPO

In the event that the Company consummated, while the Convertible Notes remained outstanding, an underwritten IPO, then the outstanding principal amount of the Convertible Notes and any unpaid accrued interest would have automatically converted into shares of the Company’s common stock at a conversion price equal to the lesser of (i) 80% of the initial public offering price per share in the IPO and (ii) the price obtained by dividing $300.0 million by the number of outstanding shares of the Company’s common stock immediately prior to the IPO.

Conversion upon a reverse merger

In the event that the Company consummated, while the Convertible Notes remained outstanding, a reverse merger transaction with a public traded company, the primary purposes of which transaction or series of related transactions is the public listing of the Company and pursuant to which the stockholders of the Company prior to such transactions shall beneficially own greater than 50% of the surviving entity or the parent entity, then the outstanding principal amount of the Convertible Notes and any unpaid accrued interest would have automatically converted into common stock of such publicly traded company upon the closing of such reverse merger at a conversion price equal to the lesser of (i) the price obtained by dividing $300.0 million by the number of outstanding shares of common stock of the Company immediately prior to the consummation of the reverse merger or (ii) 80% of the implied valuation of the combined company common stock in the Merger.

Payout upon a change of control

In the event that the Company consummated a change of control (as defined within the note purchase agreement to be events other than a reverse merger) while the Convertible Notes remained outstanding, the Company would have been obligated to repay the note holders in cash an amount equal to (i) the outstanding principal amount of the Convertible Notes plus any unpaid accrued interest on the original principal, plus (ii) a repayment premium equal to 100% of the outstanding principal amount of the Convertible Notes.

Maturity date conversion

In the event the Convertible Notes remained outstanding on or following the Maturity Date, the noteholders would have the option to elect to have the outstanding principal balance of the Convertible Notes and any unpaid accrued interest thereon convert into shares of the Company’s Series B Preferred Stock at a conversion price per share equal to $3.8095.

The Convertible Notes were recorded at fair value of $28.3 million upon issuance and were remeasured to the fair value of $35.0 million and $30.1 million as of March 31, 2025 and December 31, 2024, respectively. The change in the fair value of the Convertible Notes of $4.9 million was recorded within other expense, on the Company’s condensed statement of operations and comprehensive loss for the three months ended March 31, 2025. For the three months ended March 31, 2025 the Company recognized $0.6 million in interest expense related to the Convertible Notes, which is recorded in other expense on the condensed statement of operations and comprehensive loss. Refer to Note 3, Fair Value Measurements, for a rollforward of the fair value of the Convertible Notes from December 31, 2024 to March 31, 2025.

The future minimum principal payments under the Convertible Notes, if not otherwise converted pursuant to the terms above, as of March 31, 2025 are as follows (in thousands):

Year Ended December 31,	Principal Payments
2025 (remaining nine months)	$-
2026	28,298
Thereafter	-
Total	$28,298

Subsequent events

As further discussed in Note 19, Subsequent Events, the Company completed its Merger with Cara in April 2025. Upon the closing of the Merger, the Convertible Notes converted into 1,265,757 shares of common stock of Cara, $0.001 par value per share (Cara common stock), pursuant to the terms described within the “Conversion upon a reverse merger” scenario above.

9.	Redeemable Convertible Preferred Stock

The Company issued Series A preferred stock and Series B preferred stock, which are collectively referred to as the Preferred Stock. As of March 31, 2025 and December 31, 2024, the Company authorized the issuance of 29,723,540 shares of Preferred Stock, par value of $0.001 per share, of which 9,499,999 have been designated Series A preferred stock and 20,223,541 have been designated Series B preferred stock.

Series A Preferred Stock

During 2018, the Company entered into the Series A preferred stock purchase agreements for 8,550,340 shares of Series A preferred stock with par value of $0.001 each at a price $1.00 per share, or the Series A Original Issue Price, with a group of investors for net proceeds of $8.4 million, or the Series A Financing. In addition, in connection with the closing of the Series A Financing, then outstanding convertible promissory notes of $0.4 million were converted into 449,659 shares of Series A preferred stock at the Series A Original Issue Price paid by the Series A Financing investors.

Series B Preferred Stock

In June 2021, the Company entered into the Series B preferred stock purchase agreements for 17,452,411 shares of Series B preferred stock with par value of $0.001 each at a price $3.8095 per share, or the Series B Original Issue Price, with a group of investors for net proceeds of $66.3 million, or the Series B Financing. In addition, in connection with the closing of the Series B Financing, (i) then outstanding convertible promissory notes of $7.9 million were converted into 2,603,128 shares of Series B preferred stock at 80% of the Series B Original Issue Price paid by the Series B Financing investors and (ii) a then outstanding translational research grant of $0.5 million was converted into 500,000 shares of Series A preferred stock at a conversion price of $1.00 per share pursuant to the terms of grant agreement, dated as of March 2018.

The following tables summarize the Company’s redeemable convertible preferred stock as of March 31, 2025 and December 31, 2024 (in thousands except share and per share amounts):

			Preferred Stock			Common Stock
		Preferred Stock	Issued and	Carrying	Liquidation	Issuable Upon
	Par Value	Authorized	Outstanding	Value	Preference	Conversion
Series A preferred stock	$0.001	9,499,999	9,499,999	$9,327	$9,500	9,499,999
Series B preferred stock	0.001	20,223,541	20,055,539	76,176	76,402	20,055,539
		29,723,540	29,555,538	$85,503	$85,902	29,555,538

The key terms of Preferred Stock are as follows:

Dividends

The Company would not have declared, paid or set aside any dividends on shares or any other class or series of capital stock (other than dividends on shares of the Company’s common stock payable in shares of common stock) unless first the holders of Series B preferred stock would have first received, or simultaneously received, a dividend on each outstanding preferred stock, and second, the holders of the Series A preferred stock would have next received, or simultaneously received a dividend on each outstanding preferred stock. If the Company declared, paid or set aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock would have been calculated based upon the dividend on the class or series of capital stock that would have resulted in the highest dividend. There have been no dividends declared by the Company’s board of directors, or the Board, as of March 31, 2025 and December 31, 2024.

Voting Rights

The holder of each share of Series A and Series B preferred stock would have had the right to one vote for each share of common stock into which such Series A and Series B preferred stock could have then been converted.

Right to Elect Directors

Holders of Series A preferred stock would have been entitled to elect two directors of the Company. The holders of Series B preferred stock would have been entitled to elect one director of the Company. The holders of the Company’s common stock would have been entitled to elect one director of the Company. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series and on as-converted basis) would have been entitled to elect any remaining director of the Company.

Conversion

Each share of Preferred Stock would have been convertible at the option of the holder, at any time, and without the payment of additional consideration by the holder. In addition, each share of Preferred Stock would have automatically converted into shares of common stock at the applicable conversion ratio then in effect upon either (i) the closing of a firm-commitment underwritten public offering of the Company’s common stock at a price of at least $5.7143 per share resulting in at least $50.0 million of gross proceeds to the Company, or (ii) the vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class.

The conversion ratio of Series A and Series B preferred stock would have been determined by dividing the respective original issue price by the applicable conversion price in effect at the time of conversion. The conversion price would have been $1.00 and $3.8095 per share for Series A and Series B preferred stock, respectively. As of March 31, 2025 and December 31, 2024, each outstanding share of Preferred Stock would have been convertible into the Company’s common stock on a one-for-one basis.

Liquidation

In the event of liquidation, dissolution, or winding up of the Company or upon the occurrence of a Deemed Liquidation Event (as defined below), the holders of Series B preferred stock then outstanding would have been entitled to distribution of the Company’s assets or funds, before the holders of Series A preferred stock and common stock, in an amount per share equal to the greater of (i) the Series B Original Issue Price ($3.8095 per share), plus any dividends declared but unpaid, or (ii) the amount per share that would have been payable had all shares of Series B preferred stock been converted to common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the assets of the Company would have been insufficient to pay holders of the Series B preferred stock the full amount to which they would have been entitled, they would have been paid ratably in proportion to the respective amounts they would have received had they been paid in full.

In the event of liquidation, dissolution, or winding up, after the Series B preferred stock holders would have been paid in full, the holders of Series A preferred stock would have been entitled to distribution of the Company’s assets or funds, before the common stock, in amount per share equal to the greater of (i) the Series A Original Issue Price ($1.00 per share), plus any dividends declared but unpaid, or (ii) the amount per share that would have been payable had all shares of Series A preferred stock been converted to common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the assets or funds of the Company would have been insufficient to pay holders of the Series A preferred stock the full amount to which they would have been entitled, they would have been paid ratably in proportion to the respective amounts they would have received had they been paid in full. After payment of all preferential amounts to Series A preferred stock holders, the remaining assets available for distribution would have been distributed to the holders of common stock pro rata based on the number of shares held.

Unless the holders of a majority in voting power of the then outstanding shares of Series B preferred stock elected otherwise, a Deemed Liquidation Event would have included a merger or consolidation (other than one in which stockholders of the Company owned a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposal of all or substantially all of the Company’s assets.

Redemption

The holders of the Company’s Preferred Stock would have had no voluntary rights to redeem shares. Upon the occurrence of a Deemed Liquidation Event that would have been outside of the Company’s control, the holders of the Preferred Stock may have caused redemption of the Preferred Stock. Accordingly, the Preferred Stock would have been considered contingently redeemable and as such is classified as temporary equity on the accompanying balance sheets.

Subsequent Events

As further discussed in Note 19, Subsequent Events, the Company completed its Merger with Cara in April 2025. Upon the closing of the Merger, the Company’s Preferred Stock converted into 3,963,910 shares of Cara common stock.

10. Common Stock

As of March 31, 2025 and December 31, 2024, the Company’s amended and restated certificate of incorporation authorized the issuance of 58,251,629 shares of $0.001 par value common stock. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth above. As of March 31, 2025 and December 31, 2024, there were 19,203,330 shares and 19,197,914 shares of common stock issued and outstanding, respectively.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the Board, if any, subject to the preferential dividend rights of the Preferred Stock. When dividends are declared on shares of common stock, the Company must declare at the same time a dividend payable to the holders of Preferred Stock equivalent to the dividend amount they would receive if each share of Preferred Stock were converted into common stock. The Company may not pay dividends to common stockholders until all dividends accrued or declared but unpaid on the Preferred Stock have been paid in full. As of March 31, 2025 and December 31, 2024, no dividends were declared.

As of March 31, 2025 and December 31, 2024, the Company had reserved 36,009,537 and 36,014,953 shares of common stock, respectively, for the conversion of outstanding shares of Preferred Stock (see Note 9, Redeemable Convertible Preferred Stock), the exercise of outstanding stock options, and the issuance of stock options remaining available for grant under the Company’s 2018 Stock Incentive Plan (see Note 11, Stock-based compensation).

Subsequent Events

As further discussed in Note 19, Subsequent Events, the Company completed its Merger with Cara in April 2025. Upon the closing of the Merger, the Company’s common stock converted into 2,575,494 shares of Cara common stock.

11. Stock-based Compensation

Stock Incentive Plan

In March 2018, the Company established the 2018 Stock Incentive Plan, or the 2018 Plan, under which the Company may grant incentive stock options, non-statutory options, stock appreciation rights, awards of restricted stock, restricted stock units and other stock-based awards, collectively referred to as the Awards. Employees, officers, directors, consultants and advisors are eligible to receive awards under the 2018 Plan; however incentive stock options may only be granted to employees.

As of March 31, 2025 and December 31, 2024, the total number of shares of common stock reserved for issuance under the 2018 Plan was 6,657,329 shares. Shares of unused common stock underlying any Awards that are forfeited, canceled or reacquired by the Company prior to vesting will again be available for the grant of Awards under the 2018 Plan. Shares underlying any Awards that are forfeited, canceled, or reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated and shares that are withheld upon exercise of an option of settlement of an award to cover the exercise price or tax withholding shall be added back to the shares available for issuance under the 2018 Plan. As of March 31, 2025 and December 31, 2024, the Company had 1,038,786 shares and 1,023,786 shares, respectively, remaining available for grant under the 2018 Plan.

The 2018 Plan is administered by the Board. The Board determines the exercise prices for stock options, which may not be less than 100% of the fair market value of the Company’s common stock on the date of grant, vesting terms, and other restrictions. The Board also determines the fair value the Company’s common stock, taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant. Stock options granted under the 2018 Plan expire ten years after the grant date, unless the Board sets a shorter term, and typically vest over four years.

Subsequent events

As further discussed in Note 19, Subsequent Events, the Company completed its Merger with Cara in April 2025. Upon closing of the Merger, the Company’s 2025 Equity Incentive Plan (the 2025 Plan) and 2025 Employee Stock Purchase Plan (the 2025 ESPP), both approved during a special meeting of Cara’s stockholders on April 1, 2025, also became effective.

Fair Value Inputs

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model.The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected option term is calculated based on the simplified method for awards with service-based conditions, which uses the midpoint between the vesting date and the contractual term, as the Company does not have sufficient historical data to develop an estimate based on participant behavior. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table presents, on a weighted-average basis, the assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options granted:

For the Three Months
Ended March 31,
2024
Per share fair value of common stock	$0.62
Expected volatility	73.8%
Expected dividends	0%
Expected term (in years)	5.9
Risk-free rate	3.93%

There were no options granted during the three months ended March 31, 2025.

Stock Options

The following table summarizes option activity during the three months ended March 31, 2025:

		Weighted-	Weighted-Average
	Number of	Average Exercise	Remaining Contractual	Intrinsic Value (In
	Options	Price	Term (In Years)	Thousands)
Outstanding as of January 1, 2025	5,435,629	$0.43	6.06	$2,914
Exercised	(5,416)	0.63
Forfeited/expired	(15,000)	0.09
Outstanding as of March 31, 2025	5,415,213	$0.43	5.82	$2,899
Options exercisable as of March 31, 2025	4,775,534	$0.39	5.61	$2,747
Vested and expected to vest as of March 31, 2025	5,415,213	$0.43	5.82	$2,899

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the estimated fair value of the Company’s common stock. The aggregate intrinsic value of stock options exercised during each of the three months ended March 31, 2025 and 2024 was less than $0.1 million.

The following table illustrates the classification of stock-based compensation in the condensed statements of operations and comprehensive loss (in thousands):

	For the Three Months Ended March 31,
	2025	2024
Research and development	$29	$29
General and administrative	51	52
Total stock-based compensation	$80	$81

As of March 31, 2025, there was $0.3 million of total unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.25 years.

12. Income Taxes

For the three months ended March 31, 2025 and 2024, there was no current or deferred income tax expense or benefit due to the Company’s current year losses and full valuation allowance. As of March 31, 2025, the Company evaluated all available evidence and concluded that a valuation allowance is still required against its net deferred tax assets because it is more likely than not they will not be realized in the foreseeable future.

13. Net Loss Per Share

Basis and diluted net loss per share attributable to common stockholders was calculated as follows (dollar amounts in thousands):

	For the Three Months Ended March 31,
	2025	2024
Numerator:
Net loss attributable to common stockholders	$(9,579)	$(4,202)

Denominator:
Weighted-average common shares outstanding, basic and diluted	19,203,089	19,181,898
Net loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(0.22)

The Company’s potentially dilutive securities, which include stock options to purchase common stock and Preferred Stock, have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

The following potentially dilutive securities have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	For the Three Months Ended March 31,
	2025	2024
Preferred stock (as converted to common stock)	29,555,538	29,555,538
Stock options to purchase common stock	5,415,213	5,455,629

The Company’s Convertible Notes are also potentially dilutive securities, with the amount of shares issued upon conversion to be determined based on the manner in which they are settled. As further discussed in Note 19, Subsequent Events, the Company’s Convertible Notes converted into 1,265,757 shares of Cara common stock upon closing of the Merger in April 2025.

In addition, upon the closing of the Merger, the Company’s Preferred Stock converted into 3,693,910 shares of Cara common stock. Refer to Note 19, Subsequent Events, for further information on the closing of the Merger.

14. Commitment and Contingencies

Legal Matters

The Company is subject to contingent liabilities, such as legal proceedings and claims, that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability on the balance sheets. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, it discloses the range of reasonably possible losses. As of March 31, 2025 and December 31, 2024, the Company was not a party to any material legal proceedings or claims and no liabilities were recorded for loss contingencies.

Contracts

The Company enters into contracts in the normal course of business with various third parties for preclinical research studies, clinical trials, testing, manufacturing, and other services. These contracts generally provide for termination upon notice and are cancellable without significant penalty or payment, and do not contain any minimum purchase commitments.

Guarantees and Indemnifications

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with all members of the Board that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any claims under indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its financial statements as of March 31, 2025 and December 31, 2024.

Other Commitments

In addition to our obligation to make potential royalty payments under the BCM First Agreement and BCM Second Agreement (both as discussed and defined in Note 15, License Agreements), the Company is also obligated to pay royalties to each of its founders in an amount equal to 1% each on the worldwide net sales of TTI-101 and any derivative formulations, or any Royalty Bearing Products. These royalty obligations last, on a country-by-country basis, for the later of (i) the date on which the sale of any Royalty Bearing Products are no longer covered by a Covered Patent (as defined below) in such country, or (ii) 15 years after the first commercial sale of royalty bearing product in such country. The timing of when these royalty payments will actually be made is uncertain as the payments are contingent upon future activities, including the successful development, regulatory approval and commercialization of any Royalty Bearing Products. A Covered Patent means, subject to certain customary exceptions, an issued patent that is owned by the Company or an affiliate, or for which all rights to develop and commercialize pharmaceutical products for the treatment of any human disorder, are exclusively licensed to us or an affiliate by the owner of such patent, with the Company’s right or its affiliate’s right to grant sublicenses.

15.	License Agreements

In July 2012, Stem Med Limited Partnership, or StemMed, entered into a license agreement, or the BCM First Agreement, with Baylor College of Medicine, or BCM, for the exclusive, worldwide, sublicensable license to certain patents and patent applications related to STAT3 inhibitors in oncology and certain non-oncology indications, or the BCM Patent Rights, which are referred to together with certain cell lines, biological materials, compounds, know-how and technologies as the BCM Technology, in all fields of use. Under the license for the BCM First Agreement, the Company is permitted to make, have made, use, market, sell offer to sell, lease and import products, processes or services that incorporate, utilize, or are made with the use of the BCM Patent Rights or BCM Technology, which is referred to together as the BCM1 Licensed Products, in all fields of use.

In June 2015, StemMed entered into a second license agreement with BCM, or the BCM Second Agreement, which is referred to together with the BCM First Agreement as the BCM License Agreements, for the exclusive, worldwide, sublicensable license to certain patents and patent applications co-owned by BCM and the National Institutes of Health, or NIH, related to methods and compositions for the use of STAT3 inhibitors in certain conditions like anaphylaxis, or the Licensed Patent Rights. Under the license for the Second BCM Agreement, the Company is permitted to make, have made, use, market, sell, offer to sell, lease and import products, processes or services that incorporate, utilize or are made with the use of the Licensed Patent Rights, or the BCM2 Licensed Products, in all fields of use.

StemMed assigned the BCM First Agreement and the BCM Second Agreement to the Company in connection with the transfer of all or substantially all of the assets and businesses to which the BCM License Agreements relate to in January and February 2018.

In accordance with BCM License Agreements, and in consideration for the rights and licenses granted to the Company, the Company agreed to pay BCM the following:

a.	Annual maintenance fees, ranging from $30,000 to $50,000 per year, per license.

b.	Milestone payments, up to a low-seven digit figure in the aggregate.

c.	Royalty fees, set at a low-single-digit percentage of net sales of any BSM1 Licensed Products or BSM2 Licensed Products.

Milestones include new drug filings, clinical trial stages, and New Drug Application approval by the FDA.

As of March 31, 2025, the Company accrued $12,500 in maintenance fees. As of December 31, 2024, the full amount of $50,000 in annual maintenance fees had already been paid and thus no accrual was needed. No payments for maintenance or milestone fees were made during the three months ended March 31, 2025 and 2024. To date, no royalty fees have been incurred. All related license costs are expensed as incurred within research and development on the condensed statements of operations and comprehensive loss.

16.	Retirement Savings Plan

The Company maintains a 401(k) Plan which is available to all employees. Under the terms of the 401(k) Plan, participants may elect to contribute up to 80% of their compensation or the statutory prescribed limits. The Company does not make any matching contributions to deferrals made by participants.

17.	Segment Reporting

The Company has one reportable segment relating to the discovery and development of novel orally bioavailable, small molecule therapies across a broad range of diseases driven by STAT3 with high unmet need.

The Company’s CODM, its Chief Executive Officer and Chief Financial Officer, manages the Company’s operations on company-wide level for the purposes of allocating resources. The key measure of segment profit or loss that the CODM uses to allocate resources and assess financial performance is the Company’s net loss, which is utilized to evaluate the progress of its research and development programs and other expense categories. The CODM makes decisions using this information on a company-wide basis.

The table below shows a reconciliation of the Company’s net loss, including the significant expense categories regularly provided to and reviewed by the CODM, as computed under GAAP, to the Company’s net loss in the condensed statements of operations and comprehensive loss (in thousands):

	For the Three Months Ended March 31,
	2025	2024
Direct research and development expenses by program:
TTI-101:
HCC	$437	$1,417
IPF	1,033	616
mBC	-	210
Pre-clinical, CMC, and other (unallocated) (1)	175	356
TTI-109	358	216
Unallocated research and development expense:		-
Personnel costs	858	795
Consultant fees and other costs (2)	250	111
General and administrative expense:
Personnel costs	609	523
Other general and administrative expenses (3)	634	204
Interest income	(275)	(246)
Other expense	5,500	-
Net loss	$(9,579)	$(4,202)

(1)	Pre-clinical, CMC, and other (unallocated) costs includes pre-clinical testing, CMC, and other direct research and development expenses that are not allocated to a specific program.

(2)	Consultant fees and other costs includes expenses incurred for research and development consultants as well as payroll costs for employees within the research and development function.

(3)	Other general and administrative expenses include professional fees, accounting services, rent, and other overhead and administrative expenses.

Assets provided to the CODM are consistent with those reported on the balance sheets.

18.	Related-party Transactions

During the three months ended March 31, 2025 and 2024, the Company did not have any transactions with related parties. The Company evaluates transactions with counterparties who may be considered related parties, including owners, members of management or affiliates and then discloses the nature and amounts of those transaction in the notes to its financial statements.

19.	Subsequent Events

Management has evaluated all subsequent events through May 13, 2025, which was the date the financial statements were available to be issued. The Company has determined that there are no subsequent events to be reported other than those listed below.

As discussed in Note 1, Description of Business and Basis of Presentation, on April 15, 2025, pursuant to the terms of the Merger Agreement entered into on December 17, 2024, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Cara. The Merger will be accounted for as an in-substance reverse recapitalization of Cara by Tvardi. Under this method of accounting, Tvardi will be considered the accounting acquirer for financial reporting purposes.

Upon the closing of the Merger:

•	Cara changed its corporate name to Tvardi Therapeutics, Inc.

•	the business of the Company continues as the business of the surviving corporation.

•	each outstanding share of common stock of Tvardi (including the shares of common stock issuable upon conversion of all shares of preferred stock of Tvardi prior to the Merger), $0.001 par value per share (Tvardi common stock), was converted into 6,539,404 shares of Cara common stock in the aggregate, based on a ratio calculated in accordance with the Merger Agreement (the Exchange Ratio);

•	The Company received approximately $23.8 million in cash and cash equivalents in accordance with the Merger Agreement.

•	the outstanding Convertible Notes of Tvardi were converted into 1,265,757 shares of Cara common stock, pursuant to the terms of the Convertible Notes.

•	each then outstanding and unexercised option to purchase shares of Tvardi common stock immediately prior to Closing were assumed by Cara and was converted into an option to purchase Cara common stock, with necessary adjustments to the number of shares and exercise price to reflect the Exchange Ratio.

Immediately following the Merger, stockholders of Tvardi owned approximately 84.5% of the outstanding common stock of the combined company on a fully diluted basis.

In addition, on April 15, 2025, immediately prior to the closing of the Merger, Cara (i) effected a 1-for-3 reverse stock split of its common stock and (ii) increased its authorized shares of common stock to 150,000,000.

Upon the closing of the Merger, the Company’s 2025 Equity Incentive Plan (the 2025 Plan) and 2025 Employee Stock Purchase Plan (the 2025 ESPP), both approved during a special meeting of Cara’s stockholders on April 1, 2025, also became effective, following the reverse stock split.

As of the effective time of the Merger, there were 935,554 and 93,555 shares of the Company’s common stock available for grant under the 2025 Plan and 2025 ESPP, respectively. The number of shares initially reserved and available for issuance under the 2025 Plan may be increased at the discretion of the Company’s board of directors on January 1 of each year for a period of five years, commencing on January 1, 2026 and ending on January 1, 2030, in an amount not to exceed 5% of the total number of shares of the Fully Diluted Common Stock (as defined in the 2025 Plan) determined on December 31 of the preceding year. The number of shares initially reserved for issuance under the 2025 will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2026 and continuing through and including January 1, 2035, by an amount equal to the lesser of (i)  1% of the total number of shares of the Fully Diluted Common Stock (as defined in the 2025 ESPP) determined on December 31 of the preceding year, and (ii) a number of shares equal to three times the Initial Share Reserve. Notwithstanding the foregoing, the Company’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares.